Exhibit 99.1

Allied Nevada Doubles Hycroft Combined Mineral Reserves and Resources to 16.1 Million

Ounces of Gold and 598.1 Million Ounces of Silver (26.6 Million Ounces AuEq)

Updated Mill Scoping Study Indicates Average Annual Production of 556,200 Ounces of Gold and 27.0

Million Ounces of Silver at an Annual Cost of $304 per Gold Ounce and an Initial Capital Cost of $894 Million

March 31, 2011 – Reno, Nevada – Allied Nevada Gold Corp. (“Allied Nevada”, “ANV” or the “Company”) (TSX: ANV; NYSE-A: ANV) is pleased to announce the following updates with respect to its wholly owned Hycroft Mine located near Winnemucca, Nevada:

•

Measured and Indicated Mineral Resources, when combined with Mineral Reserves, increased 101% to 16.1 million ounces of gold and 131% to 598.1 million ounces of silver, totaling 26.6 million ounces of gold equivalent (1.5 billion tons grading 0.011 opt gold, 0.39 opt silver, or 0.017 opt gold equivalent).

•

Proven and Probable gold and silver Reserves increased 7% to 2.6 million ounces of gold and 27% to 49.3 million ounces of silver (196 million tons grading 0.013 opt gold, 0.25 opt silver and 0.017 opt gold equivalent), compared to the August 2010 Mineral Reserve update.

•

Updated Mill Scoping Study indicates average annual production of 556,200 ounces of gold and 27.0 million ounces of silver at a cost of sales of $304 per gold ounce throughout the initial 10 year concurrent operation of the heap leach and mill, with:

•	An improved milling process flowsheet

•	An initial capital cost of $894 million, which includes mill construction, mobile equipment purchases and general infrastructure

Hycroft Mineral Resource Update

Allied Nevada released its December 31, 2010, Mineral Reserve estimate of 2.6 million ounces of gold and 49.3 million ounces of silver (196 million tons grading 0.013 opt gold and 0.25 opt silver) in its annual report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2010. This reflects a 7% increase to total gold and 27% increase to total silver reserves, compared with the previous estimate.

The Company has presented its Mineral Reserves and Mineral Resources to match the ultimate operating strategy for Hycroft, a heap leach and milling operation. Measured and Indicated Heap Leach mineralization (lower grade oxide and transitional material) is estimated to contain 4.8 million ounces of gold and 109.8 million ounces of silver (720 million tons grading 0.007 opt gold and 0.15 opt silver) and would be processed via the current heap leach process. Measured and Indicated Mill mineralization, which includes higher grade oxide, transitional and sulfide material, is estimated to contain 8.8 million ounces of gold and 439.0 million ounces of silver (620 million tons grading 0.014 opt gold and 0.71 opt silver) and would be processed through the proposed mill.

“This Resource update provides strong support for the Hycroft Mill Scoping Study and upcoming initial feasibility study and sustains the Company’s confidence in Hycroft as having significant potential for a long-term mine life,” comments Scott Caldwell, President & CEO. “We believe that the completion of the initial feasibility study will result in the conversion of a majority of these Measured and Indicated Mineral Resources to the Proven and Probable categories.”

December 31, 2010, Summarized Mineral Reserves & Resources

	Tons (000s)	Grade (opt)			Contained Ounces (000s)
		Au	Ag	AuEq	Au	Ag	AuEq
Proven & Probable Heap Leach Reserves (COG - 0.005 opt AuEq)
Total Proven & Probable Heap Leach Reserves	196,000	0.013	0.25	0.017	2,558	49,289	3,421

Measured & Indicated Heap Leach Resources (COG - 0.005 opt AuEq)
Oxide	82,000	0.007	0.16	0.010	602	13,276	834
Transitional	638,000	0.007	0.15	0.009	4,174	96,497	5,863

Total M&I Heap Leach Resources	720,000	0.007	0.15	0.009	4,776	109,773	6,697

Measured & Indicated Mill Resources (COG - 0.014 opt AuEq)
Oxide	33,000	0.013	0.68	0.025	436	22,594	831
Transitional	133,000	0.014	0.92	0.030	1,798	122,165	3,936
Sulfide	454,000	0.014	0.65	0.026	6,567	294,258	11,717

Total Mill M&I Resources	620,000	0.014	0.71	0.027	8,801	439,017	16,484

Total Measured & Indicated Resources	1,340,000	0.010	0.41	0.017	13,577	548,790	23,181

TOTAL RESOURCES (INCLUDING RESERVES)	1,536,000	0.011	0.39	0.017	16,135	598,079	26,602

Inferred Mill Resources (COG - 0.014 opt AuEq)
Oxide	4,000	0.014	0.60	0.024
Transition	28,000	0.015	0.82	0.029
Sulfide	149,000	0.015	0.52	0.024

Total Inferred Resources	181,000	0.015	0.56	0.025

The current Mineral Resource, when combined with the Proven and Probable Mineral Reserve, increased 101% for gold and 131% for silver, when compared with the Measured and Indicated Mineral Resource update (inclusive of Reserves) issued in August 2010. The cutoff grade (“COG”) strategy applied to the current Resource calculation reflects the long-term operating assumptions for the oxide, transitional and sulfide mineralization.

The mineral resources were estimated using a gold price of $800 per ounce and a silver price of $14 per ounce. A gold equivalent cutoff grade of 0.005 opt was applied to lower grade heap leach mineralization, and a gold equivalent cutoff grade of 0.014 opt was applied to material which would be processed through the mill.

Applying the same cutoff grades and presentation to this current Mineral Resource as were used in the August 2010 Resource update, the comparative Measured and Indicated Mineral Resource, when combined with the Mineral Reserves, would show increases of 37% to 11.0 million gold ounces and 80% to 467.5 million ounces of silver. The average gold grade would remain at 0.014 opt, while the silver grade would increase 29% to 0.58 opt.

Inferred Resources total 181 million tons grading 0.015 opt gold and 0.56 opt silver (0.025 opt gold equivalent). Allied Nevada began a step-out drill campaign in March 2011, following the completion of the infill program to support the initial milling feasibility study, with a goal of expanding the overall resource base. Management is confident that this step-out program will continue to identify additional resources.

Updated Hycroft Mill Scoping Study1

Allied Nevada is also pleased to provide an update to its Hycroft Mill Scoping Study (“Mill Scoping Study”). This update reflects changes to the milling process, processing of concentrates, and updated capital and operating costs. For the initial ten years when the heap leach and mill are projected to operate concurrently (2015-2024), the updated Mill Scoping Study indicates that annual production will average approximately 556,200 ounces of gold and 27.0 million ounces of silver per year at an average cost of sales of $304 per ounce of gold sold (assuming silver as a byproduct credit). This equates to an average of 1,029,500 gold equivalent ounces at a cost of sales of $532 per gold equivalent ounce.

“We believe this revised milling plan represents a significant improvement to the scoping study presented in September 2010. This mill plan presents a much simpler, staged approach to the ramp-up in production,” commented Scott Caldwell, President and CEO of Allied Nevada. “We have completed a significant amount of metallurgical work, which resulted in an improved process flow sheet with the flexibility to manage the large resource base. With this plan in place, we believe Hycroft is in a position to quadruple 2011 annual gold production and has the potential to become one of the largest silver producing mines in the world.”

Assuming an $800 per ounce selling price for gold and $14 per ounce for silver, the combined Accelerated Heap Leach and Milling Project shows a 5% Net Present Value (“NPV”) of $495 million and an Internal Rate of Return (“IRR”) of 15.3% and pays back the initial capital cost of $894 million in 4.2 years. A sensitivity analysis of changes in gold and silver selling prices, assuming a constant silver price to gold price ratio of 57.14:1, is shown in the following table:

Metal Prices		NPV @ 0%	NPV @ 5%	After Tax IRR	Average Annual LOM Cash Cost/oz
Gold	Silver	$ Millions	$ Millions	%	$/ounce
$681	$12	169	(223)	0.0	413.17
$800	$14	105	495	15.3	341.80
$1,000	$18	2,874	1,640	44.3	219.12
$1,200	$21	4,507	2,699	79.2	96.46
$1,400	$25	6,106	3,737	185.4	(26.18)

The updated Mill Scoping Study envisions that the accelerated heap leach and mill will operate concurrently via large-scale, bulk tonnage, open pit mining methods at a combined mining rate of approximately 150 million tons per year of ore and waste. The mining rate peaks at 190 million tons per year throughout 2015 to 2019. The average waste to ore ratio (strip ratio) is approximately 1.2:1.

The initial capital cost for this project is estimated to be $894 million2 and is based on a 120,000 tpd process plant, paste tails disposal facility, mobile mine equipment, and other ancillary infrastructure. The

[1]

The Hycroft Mill Scoping Study relates to the economic potential of the Measured and Indicated Mineral Resources and is preliminary in nature, and accordingly subject to a high degree of uncertainty. The Hycroft Mill Scoping Study does not form part of, and should be distinguished from, the current mining operation.

[2]

The capital cost estimate was based upon engineered estimates, direct quotations, when available, and industry guidelines. Operating costs were developed using current labor and commodity pricing in effect at Hycroft at the time of the study. Freight costs associated with transportation of bulk commodities (fuel and lime) reflect the anticipated cost savings resulting from transport by rail. In the case of electrical power, the current rate for large users in the state was provided by the local electrical utility company. The capital cost of $894 million does not reflect the capital associated with the accelerated heap leach plan of approximately $150 million, that is common to both the mill and heap leach plans, such as mining equipment and rail spur.

Suppliers of major commodities and consumables (fuel, lime, cyanide, heavy equipment tires etc.) and electrical power have represented Allied Nevada management such suppliers they can provide the materials and power required by the oxide/sulfide mill. Suppliers of major fixed equipment (crusher, SAG Mills, electrical switch gear, etc.) have provided delivery estimates, which are reflected in the study.

120,000-tpd plant consists of two identical processing lines, each processing 60,000 tpd, with one line processing oxide/transitional material and the second line processing sulfide material. The lines will consist of milling and flotation circuits, fine grinding, intensive cyanidation of the concentrates, and a refinery. The tailings from the oxide/transitional circuit will be leached and then impounded in the paste tailings facility. For the years 2015-2017, the sulfide concentrate from the flotation process will be leached directly and then sold to third parties for the fuel value and to recover any additional gold. The Company has received indication from third parties of their interest to purchase the leached concentrate; however, if it cannot be sold for any reason, it would be stored for future processing onsite. Each line will have the flexibility to process oxide/transitional material or sulfide material, depending on availability.

The mill will operate as a simple grind-float-leach facility for three years. The scoping study indicates that the addition of a 2,500 tpd pressure oxidation vessel (“POX”) to treat the sulfide concentrate is warranted at an expected capital cost of $200 million. The scoping study assumes construction of the POX plant beginning in 2016, and that it will be fully operational by 2018.

Current metallurgical testing shows that overall gold recoveries from the mill of 76.0% for oxide, 70.4% for transitional, and 61.8% for sulfides can be achieved, assuming the sale of 100% of the sulfide stream concentrate in the first three years of operation. The metallurgical test work also indicates overall silver recoveries of 78.0% for oxides, 77.5% for transitional and 70.2% for sulfides in the first three years, assuming no additional recovery of silver from the sale of the sulfide concentrate. The addition of the POX circuit in 2018 is expected to increase the overall sulfide recoveries to 76.1% for gold and 79.5% for silver.

Mill Project Financing

The Company is considering potential financing options for the proposed mill expansion. The Company expects to be able to fund most of the project capital requirements through cash balances, operating cash flow, and equipment leases. Management believes that, if required, other financing options would be available to fund any remaining portion of the capital requirements, including bank debt.

Assuming gold and silver selling prices of $800 per ounce and $14 per ounce, respectively, the Accelerated Heap Leach Plan base case is expected to generate operating cash flow of $105 million through 2015. This cash flow, in addition to current cash balances, should provide the Company with $450 million in cash to fund the initial capital cost of $894 million. At nearer-to-current gold and silver market prices ($1,400 per ounce of gold and $25 per ounce of silver), the Accelerated Heap Leach Mine Plan is expected to generate an additional $580 million of after tax cash flows above the base case, increasing available cash to approximately $930 million.

Mill Project – Next Steps

Jacobs Engineering Group Inc. (previously known as Akers Solutions) is to completing an Initial Milling Feasibility Study, expected to be completed in the third quarter of 2011. The Initial Milling Feasibility Study will be completed to an accuracy of +/- 25% on an operating and capital cost basis. Upon approval of the study by Allied Nevada’s Board of Directors, the Company intends to award the detailed engineering contract to a qualified engineering firm and move directly into detailed engineering and begin ordering long lead time/critical path equipment such as mills, electrical switch gear and mining equipment.

The current scoping study is based on the Measured and Indicated Heap Leach and Mill Resources noted in the “Hycroft Mineral Resource Update” section of this news release.

The project described in the Mill Scoping Study will require extensive federal and state environmental permits in order to be constructed and operated including a site-wide Environmental Impact Statement (“EIS”). Preliminary work required for the EIS, such as base line water sampling and archaeology surveys, began in late 2009. The scoping study assumes receipt of all required state and federal permits to construct and operate the millin 2013 with construction of the POX plant assumed to begin in late 2016 and be fully operational in the first quarter of 2018.

Mineral Reserve and Resource Statements at December 31, 2010

December 31, 2010 Proven & Probable Mineral Reserves

		Grades (opt)			Contained Ounces (000s)
Heap Leach, COG of 0.005 opt AuEq	Tons (000s)	Au	Ag	AuEq	Au	Ag	AuEq
Proven Heap Leach	162,000	0.013	0.26	0.018	2,160	42,308	2,900
Probable Heap Leach	34,000	0.012	0.21	0.015	398	6,981	520

Total Proven & Probable Heap Leach	196,000	0.013	0.25	0.017	2,558	49,289	3,421

December 31, 2010 Measured and Indicated Resources (exclusive of Reserves)

		Grade (opt)			Contained Ounces (000s)
	Tons (000s)	Au	Ag	AuEq	Au	Ag	AuEq
Heap Leach, COG of 0.005 opt AuEq
Measured Resources
Oxide	54,000	0.008	0.17	0.010	408	8,982	565
Transition	410,000	0.006	0.16	0.009	2,656	64,985	3,793
Total Measured Heap Leach Resources	464,000	0.007	0.16	0.009	3,064	73,967	4,358

Indicated Resources
Oxide	28,000	0.007	0.15	0.010	194	4,294	269
Transition	228,000	0.007	0.14	0.009	1,518	31,512	2,069
Total Indicated Heap Leach Resources	256,000	0.007	0.14	0.009	1,712	35,806	2,339

Total Measured & Indicated Heap Leach	720,000	0.007	0.15	0.009	4,776	109,773	6,697

Mill, COG of 0.014 opt AuEq
Measured Resources
Oxide	25,000	0.014	0.69	0.026	339	17,355	643
Transition	96,000	0.014	0.98	0.031	1,327	93,940	2,971
Sulfide	286,000	0.014	0.74	0.027	4,039	213,038	7,767
Total Measured Mill Resources	407,000	0.014	0.80	0.028	5,705	324,333	11,381

Indicated Resources
Oxide	8,000	0.012	0.65	0.024	97	5,239	189
Transition	37,000	0.013	0.76	0.026	471	28,225	965
Sulfide	138,000	0.014	0.49	0.023	1,928	68,020	3,118
Sulfide Stockpile	30,000	0.020	0.44	0.028	600	13,200	831
Total Indicated Mill Resources	213,000	0.015	0.54	0.024	3,096	114,684	5,103

Total Measured & Indicated Mill Resources	620,000	0.014	0.71	0.027	8,801	439,017	16,484

Total Combined Measured & Indicated Resources	1,340,000	0.010	0.41	0.017	13,577	548,790	23,181

NOTES TO THE DECEMBER 31, 2010, MINERAL RESERVE AND RESOURCE ESTIMATE

1.	Scott Wilson of Scott E. Wilson Consulting, Inc. is a Certified Professional Geologist and member of the American Institute of Professional Geologists in Denver, Colorado, and is a Qualified Person as defined by NI 43-101. Mr. Wilson is the independent resource estimate consultant for Allied Nevada Gold Corp. and has supervised the preparation of the technical information contained in this press release.
2.	Scott E. Wilson Consulting, Inc. has recommended an ordinary kriging estimate as the preferred method of determining the Resource estimate. Inferred Mineral Resource calculations are based on 25 foot drill hole composites of 5 foot sample intervals. All estimates are based on a block dimension of 50 feet long x 50 feet wide x 25 feet tall with the estimation parameters determined by variography.
3.	Mineral Resources that are not Mineral Reserves do not have demonstrated economic viability. The estimate of Mineral Resources may be materially affected by the inability to obtain required environmental and other regulatory approval, environmental or operating permits. The estimate may also be materially affected by global economic conditions such as the price of gold and silver, the price of oil and other commodities utilized in the production of gold and silver. Unknown geologic or hydrologic conditions or other unknown factors may materially affect the resource estimates.
4.	A different processing method and plant, and all associated regulatory approvals, are required to recover gold and silver from sulfide mineralization.
5.	Gold equivalent cutoff grades were calculated using a gold price of $800 per ounce and a silver price of $14.00 per ounce for a gold to silver ratio of 57.14:1.
6.	Estimates of Mineral Reserves and Resources may be materially affected by environmental permitting, legal and other relevant issues.

Comparative December 31, 2010, Mineral Resources Demonstrated Utilizing the August 2010, Reporting Metrics

Utilizing the gold equivalent cutoff grades of 0.009 for oxide material and 0.018 opt for sulfide material and the methodologies from the resource estimate issued in August 2010, and applying them to the current resource for comparative purposes only, the Measured and Indicated Mineral Resource (inclusive of reserves) would be as follows:

December 31, 2010 Measured & Indicated Mineral Resources Estimated Using the August 2010 Cutoff Grades and Methods

(Cutoff grades: oxide – 0.009 opt AuEq, sulfide – 0.018 opt AuEq)

	Tons (000s)	Grade (opt)		Contained Ounces (000s)
		Au	Ag	Au	Ag
Total Proven & Probable Reserves	196,000	0.013	0.25	2,558	49,289

Measured Resources
Oxide/Transitional	236,000	0.012	0.56	2,778	132,216
Sulfide	168,000	0.016	1.06	2,746	178,207

Total	404,000	0.014	0.77	5,524	310,423

Indicated Resources
Oxide/Transitional	112,000	0.011	0.39	1,218	44,076
Sulfide	99,000	0.017	0.64	1,703	63,719

Total	211,000	0.014	0.51	2,921	107,795

Measured & Indicated Resources
Oxide/Transitional	348,000	0.011	0.51	3,996	176,292
Sulfide	267,000	0.017	0.91	4,449	241,926

Total Measured & Indicated (exclusive of Reserves)	615,000	0.014	0.68	8,445	418,218

Total Measured & Indicated (including Reserves)	811,000	0.014	0.58	11,033	467,507

August 2010 Measured & Indicated Mineral Resources (including Reserves) as Reported in August 2010

(Cutoff grades: oxide – 0.009 opt AuEq, sulfide – 0.018 opt AuEq)

	Tons (000s)	Grades (opt)		Contained Ounces (000s)
		Au	Ag	Au	Ag
Measured Resources
Oxide	170,000	0.013	0.30	2,275	50,925
Sulfide	80,000	0.018	0.72	1,402	57,882

Total Measured Resources	250,000	0.015	0.44	3,677	108,807

Indicated Resources
Oxide	226,000	0.012	0.34	2,629	76,861
Sulfide	97,000	0.018	0.73	1,702	73,540

Total Indicated Resources	323,000	0.013	0.46	4,331	150,401

Total Measured & Indicated (including Reserves)	573,000	0.014	0.45	8,008	259,208

Combined Milling and Heap Leach Operating Parameters

LOM production (2011-2026)
Ore Tons Mined – Heap Leach (000s)	452,951
Ore Tons Mined – Mill (000s)	455,690
Total Waste Tons Mined (000s)	1,091,137
Total Tons Mined (000s)	1,999,778
Waste to Ore Strip Ratio	1.2:1
Contained gold ounces, Heap Leach	4,270,938
Contained gold ounces, Mill	6,225,000
Contained silver ounces, Heap Leach	82,418,673
Contained silver ounces, Mill	346,043,950
Total gold equivalent contained ounces	17,994,409
Total gold ounces sold	7,120,990
Total silver ounces gold	283,423,415
Average Annual Production (2015-2024)
Ore Tons mined/processed, Heap Leach (000s)	32,025
Ore Tons mined/processed, Mill (000s)	42,000
Waste Tons Mined (000s)	89,129
Total Tons Mined	163,154
Mining Rate, tpd	466,154
Operating days/year	350
Average Annual Recovered Ounces Au (2015-2024)	556,200
Average Annual Recovered Ounces Ag (2015-2024)	27,047,000
Average Annual Recovered Ounces AuEq (2015-2024)	1,029,546
10-yr Average cost of sales per ounce of gold sold (after silver byproduct credit)	$304.34
Initial Capital Cost For Mill (2013-2015) & POX (2016) (millions)
Mill, Paste Tailings Facility and Leach Pads	$720.6
Additional Mine Equipment	$105.5
Power line and Other Infrastructure	$67.7
Total Initial Capital (2013-2015)	$893.8
Autoclave (POX) Circuit (2016)	$200.0
Operating Costs (LOM: 2011-2026)
Mining Cost per Ton of Material	$1.13
Milling Cost per Ton of Ore Milled	$6.98
Concentrate Ratio	25.4:1
Heap Leach Cost per Ton of Ore Processed (Heap Leach)	$1.56
G&A Cost per Ton of Ore Processed (Heap Leach & Mill)	$0.19
Mill Au Grade (opt)	0.014
Mill Ag Grade (opt)	0.76
Mill Au Recovery	73.5%
Mill Ag Recovery	78.5%
Heap Leach Au Grade (opt)	0.007
Heap Leach Ag Grade (opt)	0.12
Heap Leach Au Recovery	57.5%
Heap Leach Ag Recovery	14.0%
LOM average cost of sales per ounce of gold sold (after silver byproduct credit)	$341.80

Cautionary Statement Regarding Forward Looking Information

This press release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933 and the U.S. Securities Exchange Act of 1934 (and the equivalent under Canadian securities laws), that are intended to be covered by the safe harbor created by such sections. Such forward-looking statements include, without limitation, statements regarding the Company’s expectation of the projected timing and outcome of engineering studies; expectations regarding the receipt of all necessary permits and approvals to implement the expanded mining plan at Hycroft; the potential for confirming, upgrading and expanding oxide gold and silver mineralized material at Hycroft; reserve and resource estimates; operating cost estimates; estimates of gold and silver grades; estimates of recovery rates; expectations regarding the benefits from the addition of the POX circuit; expectations regarding the cash flow generated by the property; and other statements that are not historical facts. Forward-looking statements address activities, events or developments that Allied Nevada expects or anticipates will or may occur in the future, and are based on current expectations and assumptions. Although Allied Nevada management believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others, risks relating to risks that Allied Nevada’s acquisition, exploration and property advancement efforts will not be successful; risks relating to fluctuations in the price of gold and silver; the inherently hazardous nature of mining-related activities; uncertainties concerning reserve and resource estimates; availability of outside contractors in connection with Hycroft and other activities; uncertainties relating to obtaining approvals and permits from governmental regulatory authorities; and availability and timing of capital for financing the Company’s exploration and development activities, including uncertainty of being able to raise capital on favorable terms or at all; as well as those factors discussed in Allied Nevada’s filings with the U.S. Securities and Exchange Commission (the “SEC”) including Allied Nevada’s latest Annual Report on Form 10-K and its other SEC filings (and Canadian filings) including, without limitation, its latest Quarterly Report on Form 10-Q. The Company does not intend to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities laws.

Cautionary Note to U.S. Investors Regarding Estimates of Measured, Indicated and Inferred Resources

This press release uses the terms “measured”, “indicated” and “inferred” “resources.” We advise U.S. investors that while these terms are recognized and required by Canadian regulations, the SEC does not recognize them. “Inferred resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an “inferred mineral resource” will ever be upgraded to a higher category. Under Canadian rules, estimates of “inferred mineral resources” may not form the basis of a feasibility study or prefeasibility studies, except in rare cases. The SEC normally only permits issuers to report mineralization that does not constitute “reserves” as in-place tonnage and grade without reference to unit measures. The term “contained gold ounces” used in this press release is not permitted under the rules of the SEC. U.S. investors are cautioned not to assume that any part or all of a measured, indicated or inferred resource exists or is economically or legally mineable.

Non-GAAP Measures

Allied Nevada provided the non-GAAP measures of “cost of sales…per ounce of gold sold” and “cost of sales…per ounce of gold sold (assuming silver as a byproduct credit)” in this document. The Company believes that, in addition to conventional measures prepared in accordance with United States generally accepted accounting principles (U.S. “GAAP”), stakeholders use these non-GAAP measures to evaluate the Company’s performance and its ability to generate cash flow. The above non-GAAP measures do not have any standardized meaning prescribed by GAAP and, therefore, may not be comparable to similar measures presented by other companies. Accordingly, the above measures are intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

Mr. Scott E. Wilson, AIPG Certified Professional Geologist #10965, is Allied Nevada’s Independent Qualified Person as defined under National Instrument 43-101. He has supervised the preparation of the technical information and has reviewed and approved the contents of this news release. Allied Nevada will file on www.sedar.com a National Instrument 43-101 a compliant technical report entitled “Technical Report Allied Nevada Gold Corp. Hycroft Mine, Winnemucca, Nevada USA”, dated on or about March 31, 2011, encompassing the mineral reserve and resource discussed herein, which will include further details with respect to the scoping study, including risks and uncertainties associated with therewith.

For further information on Allied Nevada, please contact:

Scott Caldwell	Tracey Thom	Alicia Gardner
President & CEO	Vice President, Investor Relations	Investor Relations Associate
(775) 358-4455	(775) 789-0119	(775) 789-0144

or visit the Allied Nevada website at www.alliednevada.com.